Exhibit 99.1

SECURITIES PURCHASE AGREEMENT

between

MERIX CORPORATION

and

SF CAPITAL PARTNERS LTD.

This Securities Purchase Agreement is entered into between Merix Corporation (“Merix”) and SF Capital Partners Ltd. (“SF Capital”) effective May 5, 2006.

RECITALS

A. Merix is the issuer of $25,000,000 aggregate principal amount of 6.5% Convertible Debentures due May 30, 2007 (the “Debentures”).

B. SF Capital is the holder of the Debentures.

C. Merix expects to launch a private financing (the “Offering”) the week of May 8, 2006 which it expects will generate proceeds of in excess of $25,000,000, and wishes to use a portion of the proceeds from such offering to repurchase the Debentures.

AGREEMENT

In consideration of the mutual promises contained herein, the parties agree as follows.

1. SF Capital hereby agrees to sell to Merix the Debentures free of all liens or claims upon the payment of

a. the principal amount of the Debentures

b. accrued and unpaid interest on the Debentures through the day before the closing of the purchase of the Debentures; and

c. a repurchase fee in the amount of $562,500.

2. SF Capital represents it has not and will not sell, pledge, lien, hypothecate, or otherwise take any steps which would preclude it from delivering the Debentures.

3. Merix represents that, if the Offering closes and generates proceeds in excess of $25,000,000, Merix will purchase the Debentures for the consideration set forth in paragraph 1 above.

4. SF will deliver the Debentures to Merix against payment at the offices of Thomas Weisel Partners LLC, or such other location as may be mutually agreed upon, not later than four days after receipt of instructions from Merix to deliver the Debentures.

5. If the Debentures are not purchased hereunder on or before June 15, 2006 this agreement will terminate.

In witness whereof the parties have set their hands.

MERIX CORPORATION

/s/ Mark R. Hollinger
By:	Mark R. Hollinger
Title:	Chairman, President and Chief Executive Officer

SF CAPITAL PARTNERS LTD.

/s/ Brian H. Davidson
By:	Brian H. Davidson
Title:	Authorized Signatory